Exhibit 12

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(in thousands)                                                                     Year Ended September 30,
                                                                 ---------------------------------------------------------------
                                                                        2001        2002       2003        2004         2005
                                                                 ------------------------------------------------------------
Fixed Charges Computation
     Interest expensed and capitalized                               $    145    $    417    $ 12,060    $ 13,857    $ 49,042
     Amortized premiums, discounts, and capitalized expenses
       related to indebtedness                                             79         136       3,857       6,031      10,634
     Reasonable approximation of interest within rental expense            20          72       1,139       1,462       2,433
                                                                 -------------------------------------------------------------
Total Fixed Charges                                                       244         625      17,056      21,350      62,109

Preferred equity dividends                                                113           -           -           -           -
                                                                 -------------------------------------------------------------
Total Fixed Charges and Preferred Equity Dividends                   $    357    $    625    $ 17,056    $ 21,350    $ 62,109
                                                                 =============================================================


Earnings Computation
Pre-tax income from continuing operations before adjustment
  for minority interests in consolidated subsidiaries or income
  or loss from equity investees                                      $ 14,468    $ 40,236    $ 60,081    $105,107    $163,808
Plus
     Fixed charges                                                        357         625      17,056      21,350      62,109
Minus
     Interest capitalized                                                   -           -         230         435         464
                                                                 -------------------------------------------------------------
Total Earnings                                                       $ 14,825    $ 40,861    $ 76,907    $126,022    $225,453
                                                                 =============================================================

Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends                                             41.53       65. 38       4.51        5.90        3.63